EXHIBIT 99.1

                            [XM Satellite Radio Logo]

FOR IMMEDIATE RELEASE

Contact: Vicki Stearn, (202) 969-7070, vicki.stearn@xmradio.com


              XM SATELLITE RADIO ANNOUNCES INITIAL PUBLIC OFFERING
                                AT $12 PER SHARE

Washington,  DC,  October 5, 1999 - XM Satellite  Radio  Holdings Inc.  (NASDAQ:
XMSR) today announced that it has commenced its initial public offering of 10,000,000 shares of common stock at $12 per share. A subsidiary of Englewood, CO-based Liberty Media Corporation (NYSE:LMG.A/B) has agreed to acquire one million shares of this offering. XM has granted its underwriters an over-allotment option to purchase up to an additional 1,500,000 shares of common stock if necessary. The shares are being sold by the Company through its underwriters Bear, Stearns & Co. Inc.; Donaldson, Lufkin & Jenrette; Deutsche Banc Alex. Brown; and Merrill Lynch & Co. The shares begin trading today on the Nasdaq National Market under the symbol "XMSR." The offering is expected to close on Friday, October 8, 1999.

XM Satellite Radio plans to transmit up to 100 national audio channels of music, news, talk, sports and children's programming from two satellites directly to vehicle, home and portable radios for a monthly subscription price of $9.95.

A prospectus for these securities may be obtained from Bear, Stearns & Co. Inc., 245 Park Avenue, New York, NY 10167; Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, New York, NY 10172; Deutsche Banc Alex. Brown, 130 Liberty Street, New York, NY 10006; and, Merrill Lynch, 250 Vesey Street, New York, NY 10281.

     A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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